SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant  |X|

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Check the appropriate box:
|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material pursuant to Rule 14a-12

                         AMERICAN RETIREMENT CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                       N/A

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


|X|      No fee required.


|_|      Fee computed on table below per Exchange Act
         Rules 14a-6(i)(1) and 0-11.

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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|_|       Fee paid previously with preliminary materials.


|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

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


                                 [LOGO OMITTED]

                         AMERICAN RETIREMENT CORPORATION
                          111 WESTWOOD PLACE, SUITE 200
                           BRENTWOOD, TENNESSEE 37027

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 18, 2005


As a shareholder of American Retirement Corporation, you are hereby given notice of and invited to attend in person or by proxy the annual meeting of shareholders of the Company to be held at American Retirement Corporation's corporate offices at 111 Westwood Place, Suite 200, Brentwood, Tennessee, on Wednesday, May 18, 2005, at 11:00 a.m., central time, for the following purposes:

         1. to elect three Class II directors to serve for a term of three years;

         2. to consider and vote upon a proposal to amend the American Retirement Corporation Associate Stock Purchase Plan to increase the number of shares of common stock authorized for issuance pursuant to the plan; and

         3. to transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 8, 2005 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.


                                          BY ORDER OF THE BOARD OF DIRECTORS,


                                          /s/ GEORGE T. HICKS
                                          -------------------
                                          GEORGE T. HICKS
                                          SECRETARY

Brentwood, Tennessee
April 18, 2005

                         AMERICAN RETIREMENT CORPORATION
                          111 WESTWOOD PLACE, SUITE 200
                           BRENTWOOD, TENNESSEE 37027

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 18, 2005

This proxy statement contains information related to the annual meeting of shareholders of American Retirement Corporation (the "Company") to be held at the date, time, and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders, and at any adjournment or postponement thereof. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 19, 2004.

At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of three Class II directors and the consideration of a proposal to amend the Company's Associate Stock Purchase Plan to increase the number of shares of common stock authorized for issuance pursuant to the plan. Shareholders of record on the record date, April 8, 2005, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the annual meeting. As of the record date, 30,951,688 shares of the Company's common stock were outstanding. Proxies received but marked as abstentions will be counted as present for purposes of determining a quorum on all matters. Broker non-votes will be counted as present for purposes of determining a quorum on all matters presently known to be brought to a vote at the annual meeting, except for the amendment to the Associate Stock Purchase Plan. Broker non-votes will not be counted as present for purposes of determining a quorum to consider the amendment to the Associate Stock Purchase Plan. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter.

Shares of common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed, and returned without specifying choices, the shares will be voted as recommended by the Company's Board of Directors. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the Company in writing, or by duly executing a proxy bearing a later date. Shareholders whose shares of common stock are held in street name who wish to attend the meeting and vote in person will need to obtain a proxy form from the institution that holds their shares.

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Abstentions and broker non-votes will not be counted as votes for or against any director nominee. The amendment to the Associate Stock Purchase Plan will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. Pursuant to the rules of the New York Stock Exchange, abstentions will have the effect of a vote against the amendment to the Associate Stock Purchase Plan. Broker non-votes will not be counted as votes for or against the amendment to the Associate Stock Purchase Plan. Any other matters that may properly come before the meeting or any adjournment thereof shall be approved by the affirmative vote of a majority of the votes cast by the holders of common stock represented and entitled to vote at the annual meeting, and abstentions and "non-votes" will have no effect on the outcome of the vote.

The Board of Directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter, properly presented consistent with the Company's bylaws, does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their best judgment.

                              CORPORATE GOVERNANCE

GENERAL

The Company believes that effective corporate governance is critical to the Company's long-term health and ability to create value for the shareholders. During the past year, the Company has continued to review its corporate governance policies and practices and to compare them against "best practice" proposals and the practices of other public companies. The Company has also continued to review the provisions of the Sarbanes-Oxley Act of 2002, new and proposed rules of the Securities and Exchange Commission, or the SEC, and the corporate governance rules of the New York Stock Exchange, or the NYSE. The Company continues to monitor emerging developments in corporate governance and enhance its policies and procedures when required or when the Board determines that it would benefit the Company and the shareholders.

The responsibilities of the Board and the committees of the Board are described below, along with other corporate governance-related disclosures. The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics and current committee charters are available on the "Investors Welcome" section of the Company's website, www.arclp.com, or in print by request to the following address: American Retirement Corporation, Attention: Secretary, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

BOARD AND COMMITTEE COMPOSITION

The chart below shows the current composition of the Board of Directors and each of the committees of the Board. Biographical information for the directors is provided elsewhere in this Proxy Statement under the caption "Proposal 1 - Election of Directors."


                                                                                 NOMINATING AND
                                                                                    CORPORATE         QUALITY
                                   AUDIT        COMPENSATION       EXECUTIVE       GOVERNANCE        ASSURANCE
            NAME                 COMMITTEE       COMMITTEE         COMMITTEE        COMMITTEE        COMMITTEE
            ----                 ---------       ---------         ---------       ------------      ---------
Frank M. Bumstead                                                    Chair           Member
Christopher J. Coates                                                                                 Member
Donald D. Davis                                    Chair
John C. McCauley                                   Member                                             Chair
John A. Morris, Jr., M.D.                                            Member                           Member
Daniel K. O'Connell                                Member
J. Edward Pearson                 Member
W.E. Sheriff                                                         Member
Nadine C. Smith                   Member           Member                            Chair
Lawrence J. Stuesser              Chair

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each of the following directors is an "independent director" under applicable NYSE rules.

                                Frank M. Bumstead
                                 Donald D. Davis
                                John C. McCauley
                               Daniel K. O'Connell
                                J. Edward Pearson
                                 Nadine C. Smith
                              Lawrence J. Stuesser

DIRECTOR CANDIDATES

The Nominating and Corporate Governance Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders in accordance with the terms of the Company's Director Nominations Policy, a copy of which is attached to this proxy statement as Appendix A and is available on the "Investors Welcome" section of the Company's website at www.arclp.com. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Secretary in writing, in compliance with the notice, timing and other requirements provided for in the Bylaws. There are no differences in the manner in which the Committee evaluates prospective nominees based on whether the nominee is recommended by a shareholder.

The Committee does not have specific minimum qualifications for prospective nominees, except that each nominee must have professional integrity, sound judgment and sufficient time available to devote to Board activities.

After the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee decides whether to conduct a full evaluation of the candidate. The initial determination is based on the initial information provided to the Committee, the Committee's own knowledge of the candidate, and any information received from inquiries by the Committee or others. The Committee also considers the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy a full evaluation.

If the Committee determines that additional consideration is warranted, it may request additional information about the prospective nominee's background and experience. The Committee then evaluates the prospective nominee in depth, including an evaluation of the prospective nominee's general understanding of the elements relevant to the success of a publicly-traded company in today's business environment and the Company's business, together with an analysis of the prospective nominee's skills, educational and professional background, experience and other personal characteristics. The Committee also considers any other factors it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for audit committee or other specialized expertise, the need for diversity and the qualifications of other prospective nominees. The Committee then determines whether an interview(s) is warranted. If so, one or more members of the Committee, and other members of the Board of Directors as appropriate, interview(s) the prospective nominee. After completing the evaluation and interviews, the Committee determines whether or not to recommend the prospective nominee to the full Board, and the Board, after considering the recommendation and report of the Committee, decides whether to appoint and/or nominate the candidate.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is responsible for establishing broad corporate policies and reviewing the overall performance of the Company rather than day-to-day operations. In fulfilling its duties, the Board is guided primarily by the Bylaws and the charters of the board committees. The Board's primary responsibility is to oversee the Company's management and, in so doing, serve the best interests of the Company and the shareholders. The Board selects, evaluates, and provides for the succession of the executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps directors informed of the Company's activities through regular written reports and presentations at Board and committee meetings.

Mr. Sheriff is the only director who is currently an employee of the Company. Mr. Coates was a consultant to the Company through January 2005. The non-management directors meet at regularly scheduled executive sessions (I.E., with no members of management present). Executive sessions of the non-management directors are chaired by Mr. Bumstead, the Company's Lead Director. During 2004, the non-management directors held seven meetings in executive session, and the independent directors also met once in executive session.

The Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. The Board of Directors met seven times during 2004. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served.

The Board has standing Audit, Compensation, Executive, Nominating and Corporate Governance, and Quality Assurance Committees. Each of the Audit, Compensation, Nominating and Corporate Governance, and Quality Assurance Committees operates pursuant to a written charter that has been approved by the Board, which it reviews at least annually. A copy of each committee charter is available on the "Investors Welcome" section of the Company's website at www.arclp.com.

The Board and each committee annually conducts a self-evaluation of whether the Board and each such committee are functioning effectively.

The Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors.

AUDIT COMMITTEE

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee consists of Messrs. Stuesser and Pearson and Ms. Smith, with Mr. Stuesser serving as its Chair. The Board has determined that each member of the Audit Committee is an "independent director" and "financially literate" under applicable SEC and NYSE rules. The Board has determined that Mr. Stuesser qualifies as an "audit committee financial expert" as defined under rules adopted by the SEC and is "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Audit Committee has the following responsibilities, among others:

o oversee the Company's financial controls, accounting policies and reporting processes;
o    appoint and oversee the Company's registered public accounting firm;
o    monitor the audit of the Company's financial statements;
o    review the Company's annual and interim financial statements;
o    review the Company's policies with respect to risk assessment; and
o    oversee corporate compliance activities of the Company.

The Audit Committee held nine meetings in 2004.

COMPENSATION COMMITTEE

The Compensation Committee consists of Messrs. Davis, McCauley and O'Connell and Ms. Smith, with Mr. Davis serving as its Chair. The Board has determined that each member is an "independent director" under applicable NYSE rules. The Compensation Committee determines compensation, including awards under the current equity incentive plans, for the executive officers. The Compensation Committee has the following responsibilities, among others:

o approve compensation and performance criteria for compensation programs with respect to executive officers;
o advise management regarding benefits and other terms and conditions of compensation; and
o administer the Company's stock incentive, stock purchase, 401(k), deferred compensation plans and other executive compensation plans.

The Compensation Committee held nine meetings in 2004.

EXECUTIVE COMMITTEE

The Executive Committee consists of Messrs. Bumstead and Sheriff and Dr. Morris, with Mr. Bumstead serving as its Chair. When necessary, the Executive Committee exercises the power and authority of the full Board of Directors between meetings of the Board, except the power to authorize any matter prohibited by the Tennessee Business Corporation Act. The Executive Committee also reviews and evaluates certain transactions or special projects as requested by the Board of Directors and brings recommendations to the Board. The Executive Committee met frequently in 2004 on an informal basis and held one formal meeting during the year.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee consists of Mr. Bumstead and Ms. Smith, with Ms. Smith serving as its Chair. The Board has determined that each member is an "independent director" under applicable NYSE rules. The Nominating and Corporate Governance Committee is responsible for, among other things, developing and implementing policies and practices relating to corporate governance. The Nominating and Corporate Governance Committee also develops and reviews background information for director candidates, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. Additional information regarding this committee's activities is provided above under the heading "Director Candidates." The Nominating and Corporate Governance Committee held two meetings in 2004.

QUALITY ASSURANCE COMMITTEE

The Quality Assurance Committee consists of Messrs. Coates and McCauley and Dr. Morris, with Mr. McCauley serving as its Chair. The Quality Assurance Committee assists, and makes recommendations to, the Board of Directors with respect to its oversight responsibilities regarding the following matters:

o    the liability risks inherent in the Company's operating activities;
o the Company's liability risk management program, policies and procedures, and its insurance programs;
o    the Company's quality assurance program, policies and procedures; and
o the Company's compliance with legal and regulatory requirements relating to its operating activities.

The Quality Assurance Committee held five meetings in 2004.

LEAD DIRECTOR

The Board of Directors has designated Mr. Bumstead to serve as the Company's Lead Director. The Lead Director has the following duties:

o assist the chief executive officer by serving in a counseling or sounding board role;
o serve as liaison or conduit between the Board of Directors and the chief executive officer and management team;
o enhance communications between the Board of Directors and the Company's senior management by developing a process for regular one-on-one communication with the Company's senior management team;
o enhance communications between the Company's independent Board members; o increase director awareness, involvement and participation;
o    schedule and preside over meetings of independent directors;
o    coordinate and assist in the preparation of agendas for Board meetings;
o assist in succession planning, and the recruitment and mentoring of new Board members;
o communicate to the chief executive officer the Board of Director's annual evaluation of the chief executive officer;
o periodically review and assess the Board of Director's committee structure and committee assignments; and o coordinate and facilitate annual self-evaluations and performance reviews of independent board members.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. On the date of each annual meeting of shareholders, each non-employee director receives an annual retainer of $16,000 payable in quarterly installments. Non-employee directors are also entitled to a fee of $1,000 for each board meeting attended. Directors who serve as Lead Director or as chair of the Audit Committee or the Compensation Committee are entitled to an additional annual retainer of $4,000. In addition, a director who serves as the chair of the Quality Assurance Committee is entitled to an additional retainer of $1,000. Each member of the Audit Committee receives $1,000 for each committee meeting attended. Each member of the Compensation, Executive, Nominating and Corporate Governance, and Quality Assurance Committees receives $500 for each committee meeting attended. All directors are entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings.

In addition, non-employee directors receive options to purchase shares of common stock pursuant to the Company's 1997 Stock Incentive Plan. On the date of each annual meeting of the shareholders of the Company, each non-employee director who will continue as a director following such meeting automatically receives an option to purchase 3,000 shares of common stock. Such options vest with respect to all 3,000 shares on the date of the next annual meeting of shareholders. All options automatically granted to a non-employee director enable the optionee to purchase shares of common stock at the fair market value of the common stock on the date of grant. The terms of the options are ten years from the date of grant. The exercise price may be paid in cash, shares of common stock previously owned by the director, or a combination thereof. The Board of Directors has the discretion to reduce, but not increase, the number of shares awardable to non-employee directors.

In July 2003, Mr. Coates resigned as the Company's President and Chief Operating Officer, and entered into a consulting agreement with the Company. Pursuant to the consulting agreement, Mr. Coates provides the Company with consulting and transition services. In return, Mr. Coates received bi-monthly payments of $8,417, continuation of his insurance and medical benefits, use of an office, and secretarial support, totaling approximately $224,000 during 2004. Mr. Coates' consulting agreement expired in January 2005, but he continues to receive the use of an office and minimal administrative assistance. During 2004, Mr. Coates received an option to purchase 3,000 shares of common stock granted to directors, but did not receive any other compensation payable to non-employee directors. Commencing January 2005, Mr. Coates will receive the same compensation as other non-employee directors for service on the Company's Board of Directors.

CODE OF ETHICS FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS

The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

Under the Sarbanes-Oxley Act of 2002 and the SEC's related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company's chief executive officer and senior financial officers are bound by the Company's Code of Ethics for Senior Executive and Financial Officers. A copy of the Company's Code of Ethics for Senior Executive and Financial Officers can be obtained from the "Investors Welcome" section of the Company's website at www.arclp.com. The Company intends to disclose any amendments to, or waivers from, the Code of Ethics for Senior Executive and Financial Officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NYSE. If such disclosure is made on the Company's website it will be located in the "Investors Welcome" section of the Company's website at www.arclp.com.

COMMUNICATIONS WITH MEMBERS OF THE BOARD

The Company's Board of Directors has established procedures for the Company's shareholders to communicate with members of the Board of Directors. Shareholders who wish to communicate with the Board of Directors or with a particular director (including the Lead Director) may send a letter to the Secretary of the Company at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

BOARD MEMBER ATTENDANCE AT ANNUAL MEETING

The Company's Board of Directors has established a policy whereby directors are strongly encouraged to attend the Company's meetings of shareholders. All of the Company's directors attended the 2004 Annual Meeting of Shareholders.

MINIMUM STOCK OWNERSHIP FOR OFFICERS

During 2004, the Company adopted minimum stock ownership guidelines for its officers. The Company's chief executive officer is expected to own Company stock with a market value equal to at least two times his base annual salary. All other officers are expected to own Company stock with a market value equal to at least the amount of their base annual salary. Officers have a three year period to achieve this ownership requirement. Neither unvested restricted stock or stock options apply to satisfy these requirements.


                        PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, each class to be as nearly equal in number as possible. At each annual meeting of shareholders, directors comprising one class are elected for a three-year term. The current Board of Directors is comprised of ten members. The terms of the three Class II directors will expire at the 2005 annual meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Frank M. Bumstead, J. Edward Pearson, and Nadine C. Smith, all of whom are currently serving as directors of the Company, to be reelected to serve until the annual meeting of shareholders in 2008 and until their successors are duly elected and qualified. The terms of the Class III and Class I directors will expire at the annual meetings in 2006 and 2007, respectively.

Each of the nominees has consented to serve, if elected. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Certain information with respect to the nominees for election as Class II directors and with respect to the Class III and Class I directors (who are not being elected at the annual meeting) is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL OF THE DIRECTOR NOMINEES.


  NAME                         AGE                     PRINCIPAL OCCUPATION/DIRECTORSHIPS                     DIRECTOR SINCE
  --------------------------------------------------------------------------------------------------------------------------
  DIRECTOR NOMINEES
  -----------------
  Class II Directors
  (Terms Expire 2008)
  Frank M. Bumstead            63    Since 1989, Mr. Bumstead has been president or chairman and a                 1997
                                     principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents, among others, artists, songwriters, and producers in the music industry.  From 1993 to
                                     December 1998, Mr. Bumstead also served as the chairman and chief executive officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940.  Mr. Bumstead is a director of Syntroleum Corporation, a natural gas processor and real estate company.



  NAME                         AGE                     PRINCIPAL OCCUPATION/DIRECTORSHIPS                     DIRECTOR SINCE
  --------------------------------------------------------------------------------------------------------------------------
  DIRECTOR NOMINEES
  -----------------
  J. Edward Pearson            42    Since June 2003, Mr. Pearson has served as president and chief                2003
                                     executive officer of DigiScript, a company that specializes in capturing live presentations and making them available on demand via the Internet and/or CD-ROM. Previously, from January 1990 to June
                                     2003, Mr. Pearson was a senior executive in companies providing services to the healthcare industry, including chief executive officer of Medibuy, an internet-based healthcare exchange and supply efficiency solutions provider, chief financial officer of HIE, Inc., a systems and information integration solutions firm, chief financial officer of Criterion Health Strategies, Inc., a decision support and data warehousing solutions company, and chief financial officer of
                                     Inforum, Inc., a provider of strategic planning and decisions support solutions. Mr. Pearson is a certified public accountant (currently inactive) and was in public practice for several years. Since June
                                     2003, Mr. Pearson has served on the board of Summit American
                                     Television, Inc. In addition, Mr. Pearson currently serves on the board of several non-profit organizations.

  Nadine C. Smith              47    Ms. Smith is a private investor and business consultant. From August          1997
                                     2000 to December 2001, Ms. Smith served as president and a member of the board of managers of Final Arrangements, LLC, and chief executive officer of Arrange OnLine.com. From April 2000 to August 2000, Ms.
                                     Smith was the president of Aegis Asset Management, Inc.  Prior to
                                     April 2000, Ms. Smith served as president and chief executive officer of Enidan Capital Corp., an investment company that made equity investments in public and privately held companies.  Previously, Ms.
                                     Smith was an investment banker and principal with NC Smith & Co. and
                                     The First Boston Corporation, and a management consultant with
                                     McKinsey & Co. Ms. Smith is also a director of Patterson-UTI Energy
                                     Corp.


  CONTINUING DIRECTORS

  Class III Directors
  (Terms Expire 2006)
  John C. McCauley             56   Since August 2004, Mr. McCauley has served as the Assistant Vice              2003
                                    Chancellor - Risk and Insurance Management for Vanderbilt University.
                                    From March 1996 until August 2004, Mr. McCauley was the Executive
                                    Director of Risk and Insurance Management for Vanderbilt University.
                                    From September 1987 to February 1996, Mr. McCauley was Senior
                                    Executive Director of Risk Management/Claims Counsel at Charter
                                    Medical Corporation. Previously, Mr. McCauley served as Director of
                                    Risk Management for NKC Inc. (Norton Healthcare) and Corporate Claims
                                    Manager for Humana, Inc. Mr. McCauley is licensed to practice law in
                                    Tennessee and Kentucky.


John A. Morris, Jr., M.D.     58    Dr. Morris has served in varying capacities of the medical profession         1997
                                    since 1977 and is currently a Professor of Surgery and the Director of the Division of Trauma and Surgical Critical Care at the
                                    Vanderbilt University School of Medicine, the Medical Director of the
                                    Life Flight Air Ambulance Program at Vanderbilt University Hospital,
                                    and an Associate in the Department of Health Policy and Management at
                                    Johns Hopkins University.



  NAME                         AGE                     PRINCIPAL OCCUPATION/DIRECTORSHIPS                     DIRECTOR SINCE
  --------------------------------------------------------------------------------------------------------------------------
  DIRECTOR NOMINEES
  -----------------
W.E. Sheriff                  62    Mr. Sheriff has served as chairman and chief executive officer of the         1997
                                    Company and its predecessors since April 1984 and as president since
                                    November 2003.  Mr. Sheriff serves on the boards of several privately-held companies and various educational and charitable organizations.
Class I Directors

(Terms Expire 2007)
Christopher J. Coates         54    Mr. Coates has been a private investor since January 2005. Mr. Coates         1998
                                    served as a consultant to the Company until January 2005.  Mr. Coates served as president and chief operating officer of the Company and its predecessors from January 1993 to June 2003.  From 1988 to 1993,
                                    Mr. Coates served as chief executive officer of National Retirement
                                    Company, a senior living management company acquired by a subsidiary of the Company's predecessor in 1992.  From 1985 to 1988, Mr. Coates was senior director of the Retirement Housing Division of Radice
                                    Corporation, following its purchase in 1985 of National Retirement
                                    Consultants, a company formed by Mr. Coates in 1981. Mr. Coates is the past Chairman of the Assisted Living Federation of America and is
                                    a past Chair of the American Senior Housing Association.

Donald D. Davis               66    Mr. Davis is currently an adjunct and part-time faculty member at the         2004
                                    Marriott School at Brigham Young University. Until his retirement in
                                    1998, Mr. Davis served as Executive Vice President, Human Resources for CSX Corporation for 12 years. From 1977 to 1986, Mr. Davis was the Senior Vice President, Human Resources for Wilson Foods. Prior to
                                    1977, Mr. Davis worked for Ryder System, Inc. and for Mobil Oil in various Human Resource positions.  In addition, Mr. Davis currently serves on various councils and boards of several organizations.

Daniel K. O'Connell           76    Mr. O'Connell has served as a director of the Company since its               1997
                                    inception and as a director of various of the Company's predecessors since 1985.  Until his retirement in 1991, Mr. O'Connell worked for
                                    Ryder System, Inc. for 27 years in various capacities, including legal counsel and chief financial officer.

Lawrence J. Stuesser          63    Since June 1999, Mr. Stuesser has been a private investor.  From July         1997
                                    1993 to May 2000, Mr. Stuesser was a director of Curative Health
                                    Services, Inc., a wound care services company.  From June 1996 to May
                                    1999, Mr. Stuesser served as the president and chief executive officer and a director of Computer People, Inc., an information technology professional services and staffing company that was a subsidiary of Delphi Group PLC, of which Mr. Stuesser also served as a director.  From July 1993 to May 1996, Mr. Stuesser was a private investor and independent business consultant.  From January 1991 to
                                    July 1993, Mr. Stuesser was chairman and chief executive officer of
                                    Kimberly Quality Care, Inc., a home health care services company.
                                    Mr. Stuesser is also a director of IntegraMed America, Inc., a company providing products and services in the infertility industry, and is a director of several private companies. Early in his career,
                                    Mr. Stuesser qualified as a certified public accountant and served as an audit manager with Alexander Grant & Company, an accounting firm.


         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock beneficially owned by each current director (including the three nominees for director), each of the executive officers named in the Summary Compensation Table beginning on page eleven hereof, the directors and executive officers as a group, and each shareholder known to management of the Company to own beneficially more than five percent of the outstanding common stock. Unless otherwise indicated, the Company believes that the beneficial owner set forth in the table has sole voting and investment power. Except as otherwise indicated, all information is as of April 8, 2005.


                                                                       Amount and Nature of              Percent of
                 Name of Beneficial Owner                         Beneficial Ownership (1)(2)(3)          Class %
------------------------------------------------------------    -----------------------------------    ---------------
W.E. Sheriff                                                                 1,131,522 (4)                  3.6%
Gregory B. Richard                                                             110,645 (5)                   *
H. Todd Kaestner                                                               266,149                       *
George T. Hicks                                                                184,200                       *
Bryan D. Richardson                                                            111,283                       *
Frank M. Bumstead                                                               66,100                       *
Christopher J. Coates                                                          353,083                      1.1%
Donald D. Davis                                                                  4,000                       *
John C. McCauley                                                                 4,000                       *
John A. Morris, Jr., M.D.                                                      382,490 (6)                  1.2%
Daniel K. O'Connell                                                            104,000                       *
J. Edward Pearson                                                                6,000                       *
Nadine C. Smith                                                                 55,956                       *
Lawrence J. Stuesser                                                            97,000                       *
Pequot Capital Management, Inc.                                              1,640,300 (7)(8)                5.3%
The Southern Fiduciary Group Inc.                                            2,152,353 (7)(9)               7.0%
Mercury Real Estate Advisors LLC                                             2,799,000 (7)(10)               9.0%
All directors and executive officers as a group (18                          3,350,028                     10.5%
persons)
-------------------
 * Less than one percent.
(1)   Pursuant to the rules of the Securities and Exchange Commission, shares subject to options held by directors and executive officers of the Company that are exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership and the beneficial ownership of all directors and executive officers as a group.
(2)   Includes the following shares of common stock issuable upon the exercise of options granted pursuant to the Company's 1997 Stock Incentive Plan that the following persons are entitled to exercise within 60 days of the date hereof: Mr. Sheriff, 251,250; Mr. Coates, 107,072; Mr. Kaestner,
      88,792; Mr. Hicks, 82,125; Mr. Richardson, 76,683; Mr. Richard, 65,001;
      Ms. Smith, Dr. Morris, and Messrs. Bumstead, O'Connell, and Stuesser,
      24,000; Messrs. Davis, McCauley, and Pearson, 3,000; and directors and executive officers as a group (18 persons), 974,715.
(3)   Includes the following shares of restricted stock, issued July 19, 2004 and vesting ratably over a three year period, that are held by the following persons: Mr. Sheriff, 75,000; Messrs. Richard, Kaestner, Hicks
      and Richardson, 25,000; and directors and executive officers as a group
      (18 persons), 275,000.
(4)   Includes 391,698 shares owned directly by Mr. Sheriff, 409,574 shares beneficially owned by a family partnership in which Mr. Sheriff is a general partner and 4,000 shares beneficially owned by Mr. Sheriff's wife.
(5)   Includes 17,043 shares owned directly by Mr. Richard and 3,600 shares beneficially owned by Mr. Richard's wife.
(6)   All shares are beneficially owned by partnerships owned and controlled by
      Dr. Morris, his brother, and other members of Dr. Morris's family.
(7)   Based solely upon information set forth in a Schedule 13G or Schedule
      13D filed with the Securities and
      Exchange Commission.
(8)   Address: 500 Nyala Farm Road, Westport, CT 06880. Pequot, an investment advisor, reported that it has sole voting power with respect to 1,532,500 shares and sole dispositive power with respect to 1,640,300 shares.
(9)   Address: 2325 Crestmoor Road, Suite 202, Nashville, TN 37215. The Southern
      Fiduciary Group, an investment advisor, reported that it has sole voting power with respect to 1,009,733 shares and sole dispositive power with respect to 2,152,353 shares.
(10)  Address: 100 Field Point Road, Greenwich, CT 06830. Mercury, an investment advisor, reported that it has shared voting and dispositve power with respect to these shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid or accrued by the Company during 2002, 2003 and 2004 on behalf of the Company's chief executive officer and the four other most highly-paid executive officers of the Company (collectively, the "named executive officers").



                                                                                             Long-Term
                                                       Annual Compensation              Compensation Awards
                                                  ------------------------------    -----------------------------
                                                                                     Restricted     Securities
                                      Fiscal                                           Stock        Underlying         All Other
Name and Principal Positions           Year       Salary ($)      Bonus ($)          Awards ($)    Options (#)     Compensation ($)
--------------------------------     ---------    ------------    --------------    ------------- ---------------  ----------------
W.E. Sheriff,                          2004       340,665 (1)     505,828 (2)       446,250 (3)   --               48,314 (4)(5)
     Chairman, Chief Exec.             2003       271,500         101,590           --            --               49,253
     Officer and President             2002       271,500         89,962            --            --               50,018

Gregory B. Richard,                    2004       211,950         310,647 (2)(6)    148,750 (3)   20,000           8,478 (5)
     Executive Vice President          2003       185,676         63,400            --            40,000           9,325
     and Chief Operating               2002       185,000         64,750            --            --               8,018
     Officer

George T. Hicks,                       2004       196,287         308,505 (2)(7)    148,750 (3)   --               3,492 (5)
     Executive Vice President          2003       185,000         78,540            --            --               5,284
     - Finance and Internal            2002       185,000         57,813            --            --               6,160
     Audit, Secretary and
     Treasurer

H. Todd Kaestner,                      2004       196,287         301,318 (2)       148,750 (3)   20,000           8,464 (5)
     Executive Vice President          2003       185,000         71,355            --            --               9,325
     - Corporate Development           2002       185,000         59,200            --            --               8,018

Bryan D. Richardson,                   2004       195,037         303,920 (2)(8)    148,750 (3)   80,000           8,464 (5)
     Executive Vice President          2003       172,500         73,958            --            --               9,325
     - Finance and Chief               2002       150,000         47,775            --            --               8,018
     Financial Officer

-----------------
(1) Mr. Sheriff elected to defer $48,000 of this amount pursuant to the Company's Supplemental Executive Retirement Plan.
(2) Consists of amounts earned under the Company's annual bonus plan and under its multi-year plan. The following annual bonus amounts were earned in 2004 under the Company's annual bonus plan: Mr. Sheriff, $106,203; Mr. Richard, $63,397; Mr. Hicks, $78,505; Mr. Kaestner,
         $71,318; and Mr. Richardson, $73,920. The following multi-year bonus amounts were earned in 2004 under the Company's multi-year bonus plan:
         Mr. Sheriff, $399,625; Mr. Richard, $247,250; and each of Messrs. Hicks, Kaestner and Richardson, $230,000. No bonuses were earned in 2003 under the Company's multi-year bonus plan.
(3) Represents the value of shares of restricted stock issued pursuant to the Company's 1997 Stock Incentive Plan on July 19, 2004. The shares vest ratably over a three year period, although the vesting schedule will be accelerated in the event of a change in control of the Company. Persons holding shares of restricted stock are entitled to receive any dividends declared prior to the date of vesting. The shares of restricted stock issued to the named executive officers were 75,000 to Mr. Sheriff, and 25,000 to each of Messrs. Richard, Hicks, Kaestner and Richardson. The closing price of the Company's common stock on the date of grant was $5.95. The value of these restricted stock awards, based upon the closing price of the Company's common stock of $11.79 at December 31, 2004, was $884,250 for Mr. Sheriff, and $294,750 for each of Messrs. Richard, Hicks, Kaestner and Richardson. These shares of restricted stock represent the aggregate number of shares of restricted stock held by the named executive officers as of December 31, 2004.
(4) Includes contributions by the Company under the Company's Section 162 deferred compensation plan of $42,000.
(5) Includes insurance premiums paid by the Company for life and health insurance policies.
(6) Mr. Richard elected to defer $123,625 of this amount pursuant to the Company's Deferred Compensation Plan.
(7) Mr. Hicks elected to defer $115,000 of this amount pursuant to the Company's Deferred Compensation Plan.
(8) Mr. Richardson elected to defer $80,000 of this amount pursuant to the Company's Deferred Compensation Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning options granted in 2004 to three named executive officers. No options or stock appreciation rights were granted to any of the other named executive officers during 2004.


                                              INDIVIDUAL GRANTS
                          -------------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE VALUE
                                                                                                           AT
                           NUMBER OF                                                            ASSUMED ANNUAL RATES OF
                          SECURITIES       PERCENT OF TOTAL                                     STOCK PRICE APPRECIATION
                          UNDERLYING       OPTIONS GRANTED TO      EXERCISE                         FOR OPTION TERM
                            OPTIONS        EMPLOYEES IN FISCAL      OR BASE       EXPIRATION     -----------------------
NAME                       GRANTED(#)           YEAR(%)           PRICE($/Sh)       DATE          5%($)          10%($)
---------------------     -------------    ------------------    ------------     -----------    ---------    ----------
Gregory B. Richard           20,000              2.2%              $ 4.90          05/03/14       61,632       156,187
H. Todd Kaestner             20,000              2.2%              $ 4.90          05/03/14       61,632       156,187
Bryan D. Richardson          80,000              8.9%              $ 4.90          05/03/14      246,527       624,747

-----------------
(1) The options vest and become exercisable in three equal installments on November 3, 2004, May 3, 2006 and May 3, 2007, except that the vesting schedule will accelerate upon a change in control of the Company.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table provides information as to options exercised during 2004 and the value realized when exercised (even if stock held), the number of unexercised options held by the named executive officers at December 31, 2004 and the value of unexercised in-the-money options at such date. None of the named executive officers has held or exercised stock appreciation rights.


                              SHARES                       NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                             ACQUIRED                     UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                ON        VALUE                 OPTIONS AT                         OPTIONS AT
                             EXERCISE   REALIZED            FISCAL YEAR-END (#)               FISCAL YEAR-END ($)(1)
                             --------   ---------           -------------------               ----------------------
NAME                           (#)         ($)         EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
------------------------    ---------   --------       ------------    ---------------    ------------    ---------------
W.E. Sheriff                  20,000     52,000          251,250             --            2,962,238            --
Gregory B. Richard            41,768     51,810          65,001            39,999            766,362          471,588
George T. Hicks               13,335     24,003          82,125              --              968,254            --
H. Todd Kaestner              20,000     52,000          88,792            13,333          1,046,858          157,156
Bryan D. Richardson             --         --            81,683            58,317            963,043          687,557
-------------------
 (1) Calculated based on the closing market price of $11.79 at December 31,
     2004.


EQUITY COMPENSATION PLANS

The table below sets forth the following information as of December 31, 2004 with respect to the compensation plans (including individual compensation arrangements) under which the Company's equity securities are authorized for issuance aggregated by (i) all compensation plans previously approved by the Company's security holders and (ii) all compensation plans not previously approved by the Company's security holders:

o the number of securities to be issued upon the exercise of outstanding options;
o    the weighted-average exercise price of the outstanding options; and
o the number of securities remaining available for future issuance under the plans.

In addition to options, warrants and rights, the Company's 1997 Stock Incentive Plan allows awards to be made in the form of restricted stock or other forms of equity-based compensation. As of December 31, 2004, the Company had issued 440,000 shares of restricted stock under the 1997 Stock Incentive Plan. Such shares are not reflected in the table below.

Each of the Company's 1997 Stock Incentive Plan and Associate Stock Purchase Plan has been approved by the Company's shareholders, and, accordingly, the Company has no compensation plans under which equity securities are authorized to be issued that have not been approved by the Company's security holders.


                                                                                             NUMBER OF SECURITIES
                                                                                           REMAINING AVAILABLE FOR
                                                                                            FUTURE ISSUANCE UNDER
                              NUMBER OF SECURITIES TO           WEIGHTED-AVERAGE          EQUITY COMPENSATION PLANS
                              BE ISSUED UPON EXERCISE          EXERCISE PRICE OF            (EXCLUDING SECURITIES
                              OF OUTSTANDING OPTIONS,        OUTSTANDING OPTIONS,           REFLECTED IN THE FIRST
       PLAN CATEGORY             WARRANTS AND RIGHTS           WARRANTS AND RIGHTS                COLUMN) (1)
--------------------------    -------------------------     -------------------------    -----------------------------
Equity compensation
plans approved by
security holders                     2,259,106                       $ 4.43                      333,952 (2)

Equity compensation
plans not approved by
security holders                        ---                           ---                            ---

Total                                2,259,106                       $ 4.43                        333,952

(1) The number of shares available under the Company's 1997 Stock Incentive Plan automatically increases by an amount equal to 15% of the number of shares of stock issued in each public or private offering of the Company's common stock (excluding issuances in compensatory transactions with the Company's officers, employees or consultants).
(2) During the first quarter of 2005, the Company consummated a public offering of 5,175,000 shares of the Company's common stock. Accordingly, the number of shares available for future issuance under the Company's 1997 Stock Incentive Plan was automatically increased. As of April 8, 2005, 1,121,585 shares remained available for future issuance under the Company's equity compensation plans.

NO EMPLOYMENT AGREEMENTS

The Company does not have employment agreements with any of its executive officers, including the named executive officers.

EXECUTIVE CHANGE IN CONTROL SEVERANCE BENEFITS PLAN

During 2001, the Company adopted an Executive Change in Control Severance Benefits Plan (the "Plan") for certain of its officers, including each of the named executive officers. Under the terms of the Plan, those members of the Company's senior management holding the titles of Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President, Executive Vice President, Senior Vice President or Vice President will be entitled to severance benefits if they are terminated within one year following a change in control of the Company, unless such termination is (a) by the Company for Good Cause or Disability, (b) by the officer because of his death or Retirement, or (c) by the officer for other than Good Reason (as such capitalized terms are defined in the Plan). The Plan may be amended or terminated by the Board of Directors at any time prior to a change in control.

For those eligible named executive officers who have been employed by the Company for at least two years as of the date of termination, the severance benefits payable upon termination following a change in control shall be calculated as follows:

o if, immediately prior to the change in control, the eligible officer held the title of Chief Executive Officer or Chairman of the Board, he or she shall be entitled to an amount equal to the sum of eighteen months of such officer's base salary plus an amount equal to the product of such officer's monthly base salary multiplied by the number of years (in excess of one) of such officer's uninterrupted employment with the Company;

o if, immediately prior to the change in control, the eligible officer held the title of President or Chief Operating Officer, he or she shall be entitled to an amount equal to the sum of fifteen months of such officer's base salary plus an amount equal to the product of twice such officer's weekly base salary multiplied by the number of years (in excess of one) of such officer's uninterrupted employment with the Company; or

o if, immediately prior to the change in control, the eligible officer held the title of Executive Vice President, he or she shall be entitled to an amount equal to the sum of twelve months of such officer's base salary plus an amount equal to the product of twice such officer's weekly base salary multiplied by the number of years (in excess of one) of such officer's uninterrupted employment with the Company.

For those eligible named executive officers who have been employed by the Company for less than two years as of the date of termination, the severance benefits payable upon termination following a change in control shall be calculated as follows:

o if, immediately prior to the change in control, the eligible officer held the title of Chief Executive Officer, Chairman of the Board, President, or Chief Operating Officer, he or she shall be entitled to an amount equal to nine months of such officer's base salary; or

o if, immediately prior to the change in control, the eligible officer held the title of Executive Vice President, he or she shall be entitled to an amount equal to six months of such officer's base salary.

For the purpose of computing the severance payments described above, an officer's base salary is based on the highest base salary paid to such officer during the two years prior to the change in control. The severance benefits are payable in bi-monthly installments in an amount equal to such officer's base salary on the date of termination until the full amount of severance benefits has been paid.

In addition to the severance payments described above, each eligible officer shall also be entitled to receive the following payments, if applicable: (i) the amount required to reimburse the officer on an after-tax basis for any excise tax payable on account of any payment, distribution, or other compensation constituting an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code; and (ii) an amount sufficient to reimburse the officer for the premium paid by such officer for continued coverage for the officer (and covered dependents) under the Company's healthcare plan pursuant to COBRA (subject to certain limitations and conditions, all as set forth in the Plan).

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The compensation paid to the Company's executive officers is reviewed and approved annually by the Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors that the Board has determined are "independent" under applicable NYSE rules. In addition to reviewing and approving salary and bonus arrangements for the Company's executive officers, the Compensation Committee approves long-term incentive awards for the executive officers and the other key employees of the Company and administers the stock incentive plan, associate stock purchase plan, 401(k) plan, deferred compensation plans and other compensation plans maintained by the Company.

EXECUTIVE COMPENSATION PHILOSOPHY

The primary objectives of the Company's executive compensation program are to:

o attract, motivate, and retain the executives critical to the Company's performance and long-term success;
o    reward executives based upon corporate and individual performance;
o provide incentives designed to enhance future long-term and near-term performance; and
o align the long-term interests of the Company's executive management team with those of the Company's shareholders.

The primary components of the Company's executive officer compensation program are a base salary, the potential for annual and long-term performance-based cash bonuses, and periodic grants of equity compensation. In order to achieve the objectives of the Company's executive compensation program, the Company generally intends to provide its executive officers with base salaries that are at, or slightly in excess of, the average base salaries for comparable companies. The Company intends to incent annual and long-term performance by providing additional annual and long-term incentive compensation that is earned upon achievement of specified goals and objectives. The additional incentive compensation is intended to place the Company's executive officers' total cash compensation at approximately the 75th percentile for comparable companies, if established goals and objectives are achieved.

The Compensation Committee reviews all components of the Company's executive officer compensation program annually to ensure that the compensation paid to the Company's executive officers is consistent with the Company's compensation philosophy, business strategy, corporate culture, operating performance and financial goals. The Compensation Committee also reviews the compensation policies of companies the Committee deems to be comparable to the Company to ensure that the Company's compensation policies are competitive and are consistent with its compensation philosophy. The Compensation Committee believes that the Company competes to attract and retain executives, not only with companies in the senior living industry, but also with companies in unrelated industries that are similar in size, scope and complexity.

BASE SALARIES. Base salaries for the Company's executive officers, as well as changes in those base salaries, are based upon a number of factors, including:

o    recommendations by the Company's chief executive officer;
o annual base salaries of similarly situated executives at companies the Committee deems to be comparable to the Company;
o the nature of the executive officer's position, authority and responsibility;
o the Committee's subjective determination of the executive officer's contribution to the performance of the Company;
o    the experience of the officer; and
o    the term of the officer's employment with the Company.

In January 2004, the Compensation Committee reviewed the base salaries for the Company's executive officers. As a result of that review, the Committee determined that the base compensation levels for the Company's executive officers were not competitive with the average base compensation levels of executive officers with similar responsibilities at comparable companies. Accordingly, the Compensation Committee determined that the base salaries of the Company's executive officers should be increased in 2004 to remain competitive. However, the Committee determined that the increases in the executive officers' base salaries for 2004 would be phased-in in two increments, and only if the Company achieves certain financial targets, which were based on achieving specified improvements in the Company's free cash flow and its net income. The Company achieved these financial targets in the first and last quarter of 2004. Accordingly, the base salaries of the Company's executive officers were increased effective April 1, 2004 and January 1, 2005. The aggregate base salary changes for the Company's named executive officers are as follows:

                                                         NEW BASE
                                PREVIOUS BASE             SALARY
NAME                               SALARY            EFFECTIVE 1/1/05

W. E. Sheriff                     $340,665               $363,000
Gregory B. Richard                $211,950               $230,000
George T. Hicks                   $196,287               $230,000
H. Todd Kaestner                  $196,287               $230,000
Bryan D. Richardson               $195,037               $225,000


BONUSES. The Compensation Committee has developed annual and multi-year cash bonus plans for the Company's executive officers. Consistent with the Company's executive compensation philosophy, these bonus plans are designed to incent and reward near and long-term performance.

ANNUAL BONUS PLAN

The Company maintains an annual cash bonus plan for its executive and other officers with three components (Part A, Part B and Part C), which provide for the payment of bonuses based upon each officer's satisfaction of individual performance objectives and the Company's achievement of designated financial and operating targets. Each year the Compensation Committee establishes the personal objectives for each officer, and the financial and operational targets for the Company under the plan. For 2004, the Company's financial and operating targets were predicated upon the Company's earnings before interest, taxes, depreciation, amortization and rent, its entrance fee sales levels and occupancy levels at certain free-standing assisted living communities. The maximum potential bonuses payable under the plan equal 80% of each officer's base salary, with 20% obtainable under Part A, 40% under Part B, and 20% under Part
C. Under Part A of the plan, officers receive bonuses based upon the extent to which they satisfy their personal performance objectives. Under Part B of the plan, bonuses are dependent not only upon the satisfaction of personal performance objectives, but also upon the Company's achievement of quarterly financial and operating targets. Under Part C of the plan, bonuses are based only upon the Company's achievement of annual financial and operating targets. The Company accrues for bonuses under the annual plan as they are earned. The annual plan bonuses are actually paid to officers during the first quarter of each calendar year for amounts earned under the plan for the previous year.

Based upon the Company's 2004 results and the individual performance of each named executive officer, the Company's named executive officers received annual bonus payments under the annual plan that averaged 42% of their base salaries, representing an average of approximately one-half of the total bonus potential for those officers under the plan. In particular, the Company's named executive officers received the following amounts: Mr. Sheriff, $106,203; Mr. Richard, $63,397; Mr. Hicks, $78,500; Mr. Kaestner, $71,318; and Mr. Richardson, $73,920.
The bonuses paid to the named executive officers under the annual cash bonus plan were generally consistent with the bonuses paid to the Company's other officers.

MULTI-YEAR BONUS PLAN

In March 2003, the Compensation Committee developed and the Board of Directors ratified multi-year bonus targets for the Company's executive officers that provided for the payment of bonuses upon the achievement of certain intermediate term financial goals that related to the successful refinancing of the Company's 2002 high-cost mezzanine financing and the timing of such refinancing. The Company partially repaid the mezzanine financing in September 2003, and in July 2004, repaid the remaining balance of the mezzanine financing. As a result, the Company significantly reduced its interest obligations, approximately 38 months prior to the maturity of the financing, and significantly reduced its intermediate term maturities. In light of the successful and early repayment of this high-cost financial obligation, the Compensation Committee, with approval by the Board of Directors, awarded the executive management team with an aggregate of $2.0 million under the 2003 multi-year bonus plan, with the Company's named executive officers receiving the following amounts: Mr. Sheriff, $399,625; Mr. Richard, $247,250; Messrs. Kaestner, Hicks, and Mr. Richardson, $230,000. No bonuses were paid under this plan during 2003.

EQUITY COMPENSATION. In order to align the long-term interests of the executive officers with those of shareholders, the Compensation Committee from time to time awards stock options and/or restricted stock to the Company's executive officers. The terms of these grants, including the sizes of the grants, are determined by the Compensation Committee based upon the recommendations of the Company's chief executive officer and the Committee's subjective discretion. Awards of stock options to executive officers have been historically at then-current market prices. Awards of stock options and restricted stock have generally also been subject to periodic vesting over three years. The level of restricted stock and option grants to the Company's executive officers is determined by the Compensation Committee on a discretionary basis, rather than a formula basis. Grants of equity compensation are dependent upon a variety of factors, including relative position and authority within the Company, seniority and individual performance. In 2004, the Compensation Committee, with approval by the Board of Directors, granted 275,000 shares of restricted stock to executive officers (including 175,000 to the named executive officers), and options to purchase an aggregate of 140,000 shares of common stock to four executive officers (including 120,000 to three named executive officers).

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP). In 2004, the Company adopted a supplemental executive retirement plan that allows eligible executives to defer a portion of the compensation otherwise due them. The SERP also permits the Compensation Committee to make additional discretionary contributions for the account of eligible executives. Amounts deferred under this plan are accrued but unfunded by the Company. Participants direct the investment of the amounts deferred or credited under the SERP among several available investment funds. Generally, a participant in the SERP will be entitled to receive the amount of his or her SERP account, including the earnings thereon, upon separation of service (as defined in the SERP), except that such payment may be deferred in certain circumstances.

Currently, Mr. Sheriff is the only participant in the SERP, and he elected to defer $48,000 of his base salary during 2004. No additional amounts were credited to Mr. Sheriff's account during 2004 by the Compensation Committee. At December 31, 2004, Mr. Sheriff's account balance, including accrued earnings thereon, was $52,608.

DEFERRED COMPENSATION PLAN. In September 2004, the Company established a deferred compensation plan that allows a select group of management or highly compensated employees (excluding Mr. Sheriff) to defer a portion of their cash compensation. Under this plan, participants may, from time to time, voluntarily elect to defer portions of their cash compensation for a minimum of five years or until a separation of service (as defined in the plan). Amounts deferred by each participant are accrued but unfunded by the Company and accrue interest at the prime rate plus one percent per annum, but not less than six percent per annum or greater than ten percent per annum. At December 31, 2004, there were three participants in the deferred compensation plan and the aggregate deferred amount (including accrued interest) related to these three participants was approximately $323,000 (Mr. Richard, $125,489; Mr. Hicks, $116,734; and Mr. Richardson, $81,206).

SECTION 162 DEFERRED COMPENSATION PLAN. In addition, the Company maintains a non-qualified deferred compensation plan that allows executive officers who are deemed "highly compensated" under Internal Revenue Service guidelines to make after-tax contributions to an investment account established in such executive officer's name. The Company makes additional contributions under this plan at the discretion of the Compensation Committee. For 2004, the Company made $42,000 of contributions to the Section 162 deferred compensation plan, related to Mr. Sheriff.

NO PERQUISITES. The Company's executives do not receive perquisites that are not generally available to all of the Company's employees. In particular, the Company does not own or lease a plane, purchase country club memberships, provide officers with a car allowance or use of a residence, or defray the cost of personal entertainment or family travel.

CHIEF EXECUTIVE OFFICER COMPENSATION

In establishing the compensation of W.E. Sheriff, the Company's chairman, chief executive officer and president, the Compensation Committee generally utilized the same compensation policies applicable to executive officers in general. The Compensation Committee believes that the relative difference between Mr. Sheriff's compensation and that of the other executive officers of the Company is equitable and justified based upon Mr. Sheriff's position, duties and responsibilities.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code generally disallows a corporate deduction for compensation over $1.0 million paid to the Company's chief executive officer and any of the four other most highly compensated officers. The $1.0 million limitation applies to all types of compensation, including restricted stock awards and amounts realized on the exercise of stock options and stock appreciation rights, unless the awards and plan under which the awards are made qualify as "performance based" under the terms of the code and related regulations. The Company currently anticipates that the compensation of its executive officers will be deductible under Section 162(m) because executive officer compensation is presently below the $1.0 million limit. In the event compensation paid to the Company's chief executive officer or any of the four other most highly compensated executive officers exceeds the $1.0 million limit, the Company will attempt to structure such compensation in a manner that will comply with the limits of Section 162(m).

The Committee believes, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given the Company's dynamic and rapidly changing industry and business, as well as the competitive market for outstanding leadership talent, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible.

DONALD D. DAVIS      JOHN C. MCCAULEY    DANIEL K. O'CONNELL    NADINE C. SMITH


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2004, the Compensation Committee of the Board of Directors was composed of Messrs. Davis, McCauley and O'Connell and Ms. Smith. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company's executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Securities and Exchange Commission regulations.

                             AUDIT COMMITTEE REPORT

The Company's management team has the primary responsibility for the Company's internal controls and financial reporting. The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting function and internal controls. The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the "Investor's Welcome" section of the Company's website at www.arclp.com. The Company's registered public accounting firm is responsible for performing an independent audit on the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Company's registered public accounting firm is also responsible to provide an attestation report on management's assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In this context, the Audit Committee has reviewed and discussed with management and the registered public accounting firm the audited December 31, 2004 consolidated financial statements. The Audit Committee has also discussed with the registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from the registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management. The Audit Committee has considered and determined that the registered public accounting firm's provision of tax and other non-audit services to the Company is compatible with the auditors' independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

J. EDWARD PEARSON                   NADINE C. SMITH       LAWRENCE J. STUESSER

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                              CERTAIN TRANSACTIONS

NOTE ISSUED TO AFFILIATES OF DR. MORRIS

During 2001 and 2000, the Company acquired leasehold interests in six free-standing assisted living communities owned by affiliates of John Morris, one of the Company's directors. A $7.6 million, 9.625% fixed interest only note, due October 1, 2008 was issued to Dr. Morris' affiliates. This note, and certain similar notes, was secured by an interest in a retirement center located in Richmond, Virginia and a free-standing assisted living community in San Antonio, Texas. The terms of this note and its related security instruments were identical to those issued to certain unaffiliated entities in connection with the simultaneous acquisition of certain other communities. On January 26, 2005, the Company repaid this note and two similar notes (total repayment of $17.2 million).

FREEDOM PLAZA CARE CENTER ("FPCC")

W.E. Sheriff, the Company's chairman, chief executive officer and president, owns 50% of Maybrook Realty, Inc., which owns Freedom Plaza Care Center ("FPCC"), a 128-bed skilled nursing and 44-bed assisted living center with approximately 7,000 square feet of office space subleased to a third party, in Peoria, Arizona. Freedom Plaza Care Center is on the campus of the Freedom Plaza of Arizona, a community that the Company leases and operates. Maybrook Realty acquired Freedom Plaza Care Center on September 30, 1999 from its former owner. The Company managed FPCC from October 1999 until June 2001 and, upon completion of an expansion, entered into a long-term operating lease for FPCC. Under the lease, which expires in December 2015, the Company has one five-year renewal option and an option to acquire FPCC at an agreed upon amount. The total lease payments during 2004, 2003 and 2002 under this lease were $2.2 million annually. During 2004, the Company recorded approximately $1.1 million of net income after lease expense from FPCC.

The Company has exercised its option to purchase the real estate interests of FPCC from Maybrook. The option provides for a fixed purchase price of approximately $20.3 million to Maybrook. The Company has also entered into a purchase agreement with the ground lessor to acquire its interest in the property for a purchase price of approximately $2.3 million. The Company expects to simultaneously acquire the real estate interests of both Maybrook and the ground lessor in Freedom Plaza Care Center and own 100% of the community during the second quarter of 2005. The total purchase price for these two transactions will be $23.0 million (including $0.4 million of transaction costs), which is supported by a fair market value appraisal. The Company will pay the purchase price with $4.6 million of cash and the proceeds of an approximately $18.4 million mortgage loan to be obtained from a commercial bank. The loan will require principal payments to be made on an 18-year amortization schedule with a maturity of five years, and will bear interest at approximately 5.5%.

During 2005, the Company intends to expand FPCC with the addition of approximately 20 assisted living units and 18 dementia beds. For the twelve months ended December 31, 2004, the operating results for FPCC included revenues of $12.4 million, operating contribution of $3.5 million and $2.2 million of lease expense. During 2004, the community averaged 95.6% occupancy. As a result of these proposed transactions, the Company expects that its annual lease expense will be reduced by approximately $2.2 million, which will be offset by an increase in depreciation expense of approximately $0.8 million and an estimated increase in interest expense of $1.0 million.

After the completion of the purchase of the real estate interest of FPCC, which is expected to be completed during the second quarter of 2005, the Company has no other related party transactions.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such directors, officers, and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely on the Company's review of the copies of such forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during 2004 its officers, directors, and greater than ten percent beneficial owners were in compliance with all applicable filing requirements, except that Donald D. Davis filed one late report covering one transaction.

                                PERFORMANCE GRAPH

The following graph compares the cumulative returns of $100 invested on December 31, 1999 in (a) the Company; (b) the Standard and Poor's 500 Stock Index; (c) the Standard and Poor's Health Care Stock Index; and (d) a self-constructed peer group, as described below, assuming reinvestment of all dividends.



                               [GRAPHIC OMITTED]

                 [PLEASE SEE SUPPLEMENTAL PDF PERFORMANCE GRAPH]

                   [DATA BELOW REPRESENTS PERFORMANCE GRAPH]

                      31-DEC 99 31-DEC-00 31-DEC-01 31-DEC-02  31-DEC-03  31-DEC-04
                        ------   -------   -------   -------    -------   ------
ACR                     $100.0    $ 38.4    $ 30.1    $ 24.6    $ 40.3    $148.5
S&P 500                 $100.0    $136.1    $118.3    $ 90.7    $114.6    $124.9
S&P HC                  $100.0    $100.0    $100.0    $100.0    $113.3    $113.6
Peer Group              $100.0    $107.3    $126.2    $122.9    $183.5    $263.8


The Company's self-constructed peer group is composed of the following senior living companies: Capital Senior Living Corporation, Emeritus Corporation, Five Star Quality Care Inc., and Sunrise Assisted Living, Inc. During 2004, the Company added Five Star Quality Care Inc. to the Company's peer group and removed Greenbriar Corporation, which was acquired during 2004 by a publicly traded cable company. The prior period returns have been restated to include Five Star Quality Care Inc. and exclude Greenbriar Corporation in all measurement periods.


                  PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE
          AMERICAN RETIREMENT CORPORATION ASSOCIATE STOCK PURCHASE PLAN

The Company believes that broad-based ownership of equity interests in the Company by its employees provides a substantial motivation for superior performance by more closely aligning the economic interests of those employees with the overall performance of the Company. In order to encourage ownership of the Company's common stock by its employees, the Board of Directors and shareholders of the Company approved the American Retirement Corporation Employee Stock Purchase Plan in 1997. The plan, now known as the Associate Stock Purchase Plan, currently authorizes the issuance of up to 500,000 shares of common stock. As of April 8, 2005, approximately 59,944 shares remained available for issuance pursuant to the plan. The Board of Directors has determined that, in order to continue to encourage ownership of the Company's common stock by its employees, the Company should amend the plan to increase the number of shares authorized for issuance under the plan from 500,000 shares to 1,000,000 shares. If approved by the shareholders, the amendment to the plan will become effective as of May 18, 2005. A copy of the proposed amendment to the plan is included as Appendix B to this proxy statement.

SUMMARY OF MATERIAL PROVISIONS OF THE PLAN, AS AMENDED

THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE PLAN, AS PROPOSED TO BE AMENDED.

PARTICIPATION; AWARDS UNDER THE PLAN. Pursuant to the plan, each employee of the Company or a subsidiary of the Company (including executive officers of the Company) having at least three months of continuous service prior to January 1 or July 1 of each year (each a "Commencement Date"), except for employees whose customary employment is 20 hours per week or less or whose customary employment is for not more than five months in any calendar year, is eligible to participate in the plan. Holders of 5% or more of the outstanding shares of common stock are not eligible to participate in the plan. The Company and its subsidiaries currently have approximately 7,950 employees who are eligible to participate in the plan and approximately 520 employees currently participating in the plan.

Eligible employees may elect to deduct from their compensation an after-tax amount of not less than $5.00 per bi-weekly payroll period (or $5.00 per semi-monthly payroll period) and not more than 15% of their base pay on the Commencement Date for each six-month option period starting on each such Commencement Date (each such six-month period is referred to in the plan as an "Option Period"). The dollar amount deducted is credited to the participant's Contribution Account (as defined in the plan). In addition, a participant who has neither discontinued nor withdrawn his or her contributions during each Option Period is permitted to make one lump sum contribution during each Option Period (except during the last 30 days of the Option Period), as long as the aggregate amount of contributions does not exceed 15% of the participant's base pay on the Commencement Date (expressed as base pay for the applicable payroll period) multiplied by the number of payroll periods during that Option Period.

On the Grant Date (the first trading date of each Option Period), each participant in the plan shall be deemed to receive an option to purchase shares of common stock in accordance with the terms of the plan. On the Exercise Date (the last trading day of each Option Period), the amount deducted from each participant's salary and any additional amounts contributed on a lump-sum basis over the course of the period will be used to purchase shares of common stock at a purchase price (the "Exercise Price") equal to the lesser of (a) 85% of the closing market price of the shares of common stock on the Exercise Date or (b) 85% of the closing market price of the shares of common stock on the Grant Date. On an Exercise Date, all options shall be automatically exercised, except for options which are canceled when a participant withdraws the balance of his or her Contribution Account or which are otherwise terminated under the provisions of the plan (such as upon the termination of a participant's employment for any reason except death, disability or retirement at or after age 65).

Participants' rights under the plan are subject to the following limitations:
(i) subject to certain adjustments, the maximum number of shares of common stock which may be purchased by a participant on an Exercise Date is 700 shares; (ii) no participant is allowed to purchase, during a calendar year, stock under the plan having a market value in excess of $25,000, as determined on the Grant Date; (iii) no option may be granted to a participant who would own 5% or more of the common stock of the Company immediately after the option is granted; and
(iv) no participant may assign, transfer or otherwise alienate any rights under the plan or any options granted to him or her thereunder, except by will or the laws of descent and distribution, and such options must be exercised during the participant's lifetime only by him or her.

Upon termination of a participant's employment, the employee shall cease being a participant under the plan, and the balance of the employee's Contribution Account shall be paid to the participant as soon as practical after termination. An option granted to such a participant shall be null and void from the date of termination. Upon the death, retirement or disability of a participant, the participant, or his or her legal representative, may withdraw the balance in his or her Contribution Account or may have the accumulated balance used to purchase stock under the plan. Any remaining money that is insufficient to purchase a whole share is returned to such participant or his or her legal representative. Nothing in the plan is to be construed so as to give an employee the right to be retained in the service of the Company.

ADMINISTRATION. The plan is administered by a Plan Administrator, which Plan Administrator is currently the Compensation Committee of the Board of Directors. The Plan Administrator does not, however, have the discretion to deny the right to participate in the plan to any employee who meets the eligibility criteria.

ADJUSTMENTS. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the Company's structure affecting the common stock, appropriate adjustments will be made by the Plan Administrator in the number of shares reserved for issuance under the plan and the calculation of the Exercise Price.

AMENDMENT. The Board of Directors of the Company has the right to amend or terminate the plan at any time, but cannot make an amendment to increase the number of shares reserved under the plan (except pursuant to certain changes in the capital structure of the Company) without the approval of the Company's shareholders. If the plan is terminated, all options outstanding at the time of termination shall become null and void and the balance in each participant's Contribution Account shall be paid to that participant.

FEDERAL INCOME TAX ASPECTS. The following is a brief summary of the Federal income tax aspects of awards made under the plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

A holder will not recognize income for Federal tax purposes on account of the initial discount when shares are purchased. Instead, income may be recognized when a holder disposes of his or her stock.

If shares of stock are disposed of before a statutory holding period is met, ordinary income is recognized in an amount equal to the difference between the price paid for the shares and the market value of the shares on the date such shares were purchased. If shares are disposed of after meeting the holding period requirement, the holder receives ordinary taxable income in the calendar year of disposition equal to the lesser of (i) the original 15% discount on the purchase price of the shares assuming the stock had been purchased on the Grant Date or (ii) the excess of the fair market value of such shares of common stock on the day of disposition over the price paid for such shares. In either case,
(i) if a holder's disposition is by gift, such holder will have no further income tax consequences and (ii) in the case of a sale of such shares, the difference between the net proceeds on the date of disposition and the holder's tax basis in such shares (including ordinary income recognized in the disposition) will be taxable as capital gain or loss.

If an employee leaves contributions in the plan to purchase common stock after he or she retires, the tax consequences depend on whether the termination date is within three months of the Exercise Date. If the termination date is not more than three months prior to the Exercise Date, the tax consequences are as described above. However, if the termination date is more than three months prior to the Exercise Date, the holder is treated as exercising a non-qualified option and is taxed on the Exercise Date on the excess of market value of the stock on that date over the price paid.

The amendment to the plan will be approved if the number of shares of common stock voted in favor of the amendment exceeds the aggregate of the number of abstentions and shares of common stock voted against the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE PLAN.


                            PROPOSALS OF SHAREHOLDERS

A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company's annual meeting of shareholders in 2006 and received at the Company's executive offices no later than December 20, 2005 will be included in the Company's proxy statement and form of proxy relating to such annual meeting.

In addition, the Company's bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the Company no later than December 20, 2005 the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 20, 2005 proxies solicited by the Board of Directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.


                        REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, which has been the Company's registered public accounting firm since its organization, has been selected as the registered public accounting firm of the Company for the 2005 fiscal year. The Company has been informed that representatives of KPMG LLP plan to attend the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by the shareholders.

FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2004 AND 2003

AUDIT FEES. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company's consolidated financial statements and KPMG LLP's review of the Company's interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by the Company's registered public accounting firm. Such services include comfort letters and consents related to registration statements filed with the Securities and Exchange Commission and other capital-raising activities. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for the years ended December 31, 2004 and December 31, 2003 were $1,059,000 and $365,000, respectively. Included in those fees billed were $644,000 and $0 during 2004 and 2003, respectively, for the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

AUDIT-RELATED FEES. Audit-related services include due diligence and audit services related to mergers and acquisitions, accounting consultations, internal control review, employee benefit plan audits and certain attest services. The aggregate fees billed to the Company by KPMG LLP for audit-related services rendered to the Company and its subsidiaries for the years ended December 31, 2004 and December 31, 2003 were $218,600 and $160,100, respectively.

TAX FEES. Tax fees include corporate tax compliance and counsel and advisory services. The aggregate fees billed to the Company by KPMG LLP for the tax related services rendered to the Company and its subsidiaries for the years ended December 31, 2004 and December 31, 2003 were $104,600 and $244,000 respectively.

ALL OTHER FEES. For the years ended December 31, 2004 and 2003, KPMG LLP did not bill any fees to the Company for any other services, other than those set forth above.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor's independence.

The Audit Committee has also adopted a formal policy concerning approval of audit and non-audit services to be provided by the Company's registered public accounting firm. The policy requires that all services that KPMG LLP, the Company's registered public accounting firm, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the committee. The Audit Committee approved all audit and non-audit services provided by KPMG LLP during the year ended December 31, 2004 prior to KPMG performing such services.

                            PROXY SOLICITATION COSTS

The enclosed form of proxy is solicited on behalf of the Board of Directors of the Company. The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the Company's regular officers or employees personally or by telephone or facsimile. The Company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.


                         FINANCIAL STATEMENTS AVAILABLE

A copy of the Company's 2004 Annual Report containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO GEORGE T. HICKS, SECRETARY, AMERICAN RETIREMENT CORPORATION, 111 WESTWOOD PLACE, SUITE 200, BRENTWOOD, TENNESSEE 37027.

The Company's Internet website is http://www.arclp.com. The Company makes available free of charge through its website the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the Securities and Exchange Commission. The Company also makes available through its website the charters of each of the committees of the Board of Directors and the Company's Code of Ethics for Senior Executive and Financial Officers. Information contained on the Company's website is not part of this proxy statement.


                        DELIVERY OF SHAREHOLDER DOCUMENTS

The rules of the Securities and Exchange Commission allow the Company to send a single copy of the proxy statement and annual report to shareholders to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family, unless the Company has received contrary instructions from a shareholder. This process, known as "householding," reduces the volume of duplicate information received at your household and helps reduce the Company's expenses. The rules apply to the Company's annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.

If your shares are registered in your own name and you would like to receive your own set of the Company's annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the Company's annual disclosure documents, please contact the Company's corporate secretary by calling 615-221-2250 or writing to the Company at American Retirement Corporation, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The Company will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.

                                   APPENDIX A


                         AMERICAN RETIREMENT CORPORATION

                           DIRECTOR NOMINATIONS POLICY

                                     PURPOSE

         The purpose of this Director Nominations Policy is to:

                  o Establish the process by which individuals qualified to become members of the Board of Directors of American Retirement Corporation (the "Company") are identified and recommended to the Board of Directors for selection; and

                  O Establish the process by which director nominees may be submitted by the shareholders of the Company and to further establish the process by which such director nominees will be considered for selection by the Board of Directors.

                         AUTHORITY AND RESPONSIBILITIES

         The Nominating and Corporate Governance Committee of the Board of Directors of the Company (the "Nominating Committee") shall:

                  o Identify individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors;

                  o Recommend for selection by the Board of Directors director nominees for the next annual meeting of shareholders and, when necessary, director nominees to fill any vacancies on the Board of Directors;

                  o Develop and implement any screening process deemed necessary or appropriate to identify qualified candidates;

                  o Evaluate and consider candidates proposed by management, by any director or by any shareholder, in accordance with procedures established by the Nominating Committee from time to time;

                  o At least annually review with the Board of Directors the appropriate skills and characteristics required of members of the Board of Directors, which at a minimum will include professional integrity and sound judgment and sufficient time available to devote to Board activities;

                  o At least annually review and determine any specific qualities or skills that one or more directors must possess;

                  o As and to the extent the Nominating Committee deems appropriate, exercise sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms;

                  o Conduct an annual evaluation of its own performance and report the results of such evaluation to the Board of Directors;

                  o Annually review and assess the adequacy of this Director Nominations Policy and recommend any proposed changes to the Board of Directors for approval; and

                  o Perform any other activities consistent with this Director Nominations Policy, the Company's Charter and Bylaws and applicable law as the Nominating Committee or the Board of Directors deem appropriate.

                              SHAREHOLDER NOMINEES

         The Nominating Committee will consider director candidates recommended by shareholders of the Company. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. A shareholder that desires for the Nominating Committee to consider a nomination for director must comply with the notice, timing and other requirements provided for in the Company's Bylaws.

                                   APPENDIX B


                               FOURTH AMENDMENT TO
                         AMERICAN RETIREMENT CORPORATION
                          ASSOCIATE STOCK PURCHASE PLAN

         Section 6.1 of the American Retirement Corporation Associate Stock Purchase Plan is hereby amended, effective May 18, 2005, as follows:

     1. By deleting the first sentence in its entirety and substituting therefor the following:

                  "ARC shall reserve One Million (1,000,000) shares of Stock for issuance upon exercise of the options granted under this Plan."

             [PLEASE SEE SUPPLEMENTAL PDF OF PROXY CARD ATTACHED]

                     [CONTENT BELOW REPRESENTS PROXY CARD]


ARC
AMERICAN RETIREMENT
CORPORATION

111 WESTWOOD PLACE
SUITE 200
BRENTWOOD, TN 37027


IMPORTANT NOTICE REGARDING DELIVERY
OF SECURITY HOLDER DOCUMENTS (HH)
AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in had when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by American Retirement Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it to American Retirement Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


123,456,789,012.00000
--->[000000000000]

A/C     1234567890123456789


Page 1 of 2



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      KEEP THIS PORTION FOR YOUR RECORDS
---------------------------------------------------------------------------------------------------
 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.           DETACH AND RETURN THIS PORTION ONLY
===================================================================================================
AMERICAN RETIREMENT CORPORATION                       02      0000000000      215168033269

  The board of directors recommends that the
  shareholders vote "FOR" all of the director
  nominees and "FOR" the amendment to the
  American Retirement Corporation Associate
  Stock Purchase Plan.
                                                     FOR     WITHHOLD    FOR ALL    To withhold authority to vote for any
                                                     ALL     FOR ALL    EXCEPT     individual nominee(s), mark "FOR ALL EXCEPT"
                                                                                   and write the nominee's name on the line below.
                                                     [ ]      [ ]         [ ]
                                                                                   -----------------------------------------------

VOTE ON DIRECTORS

1. Election of Directors: to elect three Class II directors to serve a term of three years;
   01) Frank M. Bumstead, 02) J. Edward Pearson, 03) Nadine C. Smith

VOTE ON PROPOSAL                                                                                        FOR    AGAINST    ABSTAIN
                                                                                                        [ ]      [ ]         [ ]
2. Approval of the amendment to the American Retirement Corporation Associate Stock Purchase Plan.

3. To transact such other business as may properly come before the meeting.

Shareholder of record at the close of business on April 8, 2005 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

You can ensure that these shares of common stock are voted at the annual meeting by signing and dated the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your rights to attend the annual meeting and vote in person. Whether or not you plan to attend, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.
       When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


For address changes, please check this box and write
them on the back where indicated.                          [ ]            AUTO DATA PROCESSING
                                                                          INVESTOR COMM SERVICES
                                                                          ATTENTION:
                                                                          TEST PRINT
                                                                          51 MERCEDES WAY
                                                                          EDGEWOOD, NY
                                                                          11717


HOUSEHOLDING ELECTION - Please indicate if you
consent to receive certain future investor           YES    NO
communications in a single package per household     [ ]    [ ]                                123,456,789,012
                                                                                                      028913101
                                                                                                             35
                                   |                                                                     |
----------------------------------------------                        ---------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]   Date            237149           Signature [JOINT OWNERS]            Date

                       ANNUAL MEETING OF SHAREHOLDERS OF




                        AMERICAN RETIREMENT CORPORATION




                                  MAY 18, 2005


                           PLEASE DATE, SIGN AND MAIL
                             YOUR PROXY CARD IN THE
                           ENVELOPE PROVIDED AS SOON
                                  AS POSSIBLE.

  \/ Please detach along perforated line and mail in the envelope provided. \/
--------------------------------------------------------------------------------



PROXY                                                                     PROXY

                        AMERICAN RETIREMENT CORPORATION


        This proxy is solicited by the Board of Directors for the Annual
           Meeting of Shareholders of American Retirement Corporation
                   (the "Company") to be held on May 18, 2005.


     The undersigned hereby appoints W.E. Sheriff and George T. Hicks, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices, 111 Westwood Place, Suite 200, Brentwood, Tennessee, on Wednesday, May 18, 2005 at 11:00 a.m., central time, and any adjournments thereof.

     THESE SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NOT CHOICE IS SPECIFIED, SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL OF THE DIRECTOR NOMINEES AND "FOR" THE AMENDMENT TO THE AMERICAN RETIREMENT CORPORATION ASSOCIATE STOCK PURCHASE PLAN.




--------------------------------------------------------------------------------

ADDRESS CHANGES:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(If you noted any Address Changes, above, please mark corresponding box on the reverse side.)


             (PLEASE DATE AND SIGH THIS PROXY ON THE REVERSE SIDE.)

--------------------------------------------------------------------------------